NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY PROMOTES JILL GOLDER TO EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

MARYVILLE, TN – June 26, 2014– Ruby Tuesday, Inc. (NYSE: RT) today announced that Jill Golder has been promoted to Executive Vice President and Chief Financial Officer effective immediately, succeeding Michael Moore who announced his retirement.  Ms. Golder joined Ruby Tuesday on April 15, 2013 as Senior Vice President, Finance, initially leading Financial Planning and Analysis, and Marketing Analytics, and assumed leadership of Information Technology and Investor Relations during the last year. As Chief Financial Officer, Ms. Golder will manage all areas of Corporate Finance, Accounting, Investor Relations, Internal Audit, Supply Chain and Information Technology. Mr. Moore will remain as an advisor to the Ruby Tuesday Executive Team and to Ms. Golder to support the transition until his retirement in August.

Mr. Moore joined Ruby Tuesday as Executive Vice President and Chief Financial Officer in April 2011.  Prior to joining Ruby Tuesday, Mr. Moore served as Executive Vice President and Chief Financial Officer of Pamida Stores and Interim Chief Financial Officer of Kellwood, Inc., both portfolio companies of Sun Capital Partners.

Ms. Golder has over 25 years of finance and restaurant industry experience.  Prior to joining Ruby Tuesday, she was the Chief Financial Officer for Cooper’s Hawk Winery & Restaurants.   Ms. Golder spent 23 years at Darden Restaurants holding progressively responsible positions in finance.  During her last 10 years with Darden, Ms. Golder held the position of Senior Vice President, Finance, leading finance for brands including Olive Garden, Red Lobster, and the Specialty Restaurant Group.

Ms. Golder serves on the University of Tennessee Economics Advisory Council.  She earned a Bachelor of Arts degree with a major in Economics at Kalamazoo College and a Masters in Business Administration from the University of Chicago Booth School of Business.

Ruby Tuesday, Inc.
News Release
June 26, 2014
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J.J. Buettgen, Chairman of the Board, President and CEO of Ruby Tuesday, Inc., said, "On behalf of the Board of Directors and the entire Company, we congratulate Jill on her promotion.  Jill has a track record of partnering with Marketing, Culinary and Operations developing insights and KPI’s that focus on strengthening sales and building sustainable business models. With a long tenure of both financial and restaurant experience, we believe Jill is ideally suited to lead our finance organization as we continue our brand transformation, and work to build long-term value for our shareholders. We would also like to thank Michael for his many contributions to Ruby Tuesday during his tenure, wish he and his family all the best in retirement, and thank him for supporting us during this transition.”

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has 755 Company-owned, operated, and/or franchised Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 11 foreign countries, and Guam, in addition to 28 Company-owned and/or franchised Lime Fresh brand restaurants in five states, the District of Columbia, and one foreign country.  As of March 4, 2014, we owned and operated 679 Ruby Tuesday restaurants and franchised 76 Ruby Tuesday restaurants, comprised of 31 domestic and 45 international restaurants.  We also owned and operated 20 Lime Fresh restaurants and franchised eight Lime Fresh restaurants, comprised of six domestic and two international restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc.
News Release
June 26, 2014
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Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).
For more information, contact:
Jill Golder, EVP and Chief Financial Officer
Phone:  865-379-5700

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance, future capital expenditures, the effect of strategic initiatives (including cost-cutting initiatives), sales of our real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, restaurant growth (both Company-owned and franchised), payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and the benefits of our television marketing), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; mall-traffic trends; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.